Exhibit 10.20

CONFIDENTIAL MATERIAL OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

BRACKETED ASTERISKS DENOTE SUCH OMISSIONS.

CONFIDENTIAL

LICENSE AGREEMENT

by and between

MERCK SHARP & DOHME CORP.

and

TESARO, INC.

CONFIDENTIAL TREATMENT

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of May 22, 2012 (the “Effective Date”), is by and between MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of New Jersey (“Merck”), and TESARO, INC., a corporation organized and existing under the laws of Delaware (hereinafter referred to as “Licensee”).  Merck and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Merck has developed the Licensed Compounds, and Merck is seeking a licensee to further develop and commercialize the Licensed Compounds;

WHEREAS, Licensee desires to develop and commercialize the Licensed Compounds; and

WHEREAS, Licensee and Merck desire to enter into a license arrangement whereby Licensee will develop and commercialize the Licensed Compounds.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Licensee and Merck hereby agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.01                    “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with a Party to this Agreement.  For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity, shall be deemed to constitute control.  Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.  For the purpose of this Agreement, New Enterprise Associates and its Affiliates shall not be deemed to be Affiliates of Licensee.

1.02                    “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration of this Agreement.

1.03                    “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2012 and (b) the last Calendar Year of the Term shall commence on

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January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.04                    “Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, and/or post-Marketing Authorization studies.

1.05                    “Combination Product” shall mean a Licensed Product which includes one or more active ingredients other than a Licensed Compound, in combination with a Licensed Compound.

1.06                    “Commercialization” or “Commercialize” with respect to a product shall mean any and all activities directed to the marketing, promotion, distribution, offering for sale and selling such product, importing and exporting such product for sale, and interacting with Regulatory Authorities regarding the foregoing.  Commercialization shall also include Commercialization Studies.

1.07                    “Commercialization Studies” shall mean a study or data collection effort for the Licensed Product that is initiated in the Territory after receipt of Marketing Authorization for the Licensed Product in a particular jurisdiction and is principally intended to support the Commercialization of the Licensed Product in such jurisdiction; provided, that such study or data collection effort is not principally to support or maintain a Marketing Authorization or obtain a label change or maintain a label.

1.08                    “Compound Patent Rights” shall mean   those patents and patent applications that are listed on Schedule 1.08 and claim the composition of matter or use of a Licensed Compound, together with all (a) substitutions, divisions, continuations, continuations-in-part, continued prosecution applications, reissues, renewals, registrations, certificates of invention, confirmations, re-examinations, extensions, supplementary protection certificates or the like, or the provisional applications of any such patents and patent applications and (b) foreign equivalents of any of the above.

1.09                    “Development” or “Develop” shall mean all preclinical research and development activities and all clinical drug development activities, including, among other things: drug discovery, toxicology, formulation, statistical analysis and report writing, conducting Clinical Trials for the purpose of obtaining and maintaining Marketing Authorization (including without limitation, post-Marketing Authorization studies), and regulatory affairs related to all of the foregoing.  Development shall include all Clinical Trials (including Phase III-B Clinical Trials) that are primarily intended to support or maintain a Marketing Authorization, maintain a label or obtain any label change, but shall exclude Commercialization Studies.

1.10                    “Diligent Efforts” shall mean the performance of obligations or tasks in a manner consistent with the reasonable practices of companies in the biopharmaceutical industry having similar financial resources for the Development or Commercialization (as applicable) of a product having similar technical and regulatory factors and similar market potential, profit potential and strategic value, and that is at a similar stage in its Development or product life cycle as the Licensed Product, in each case based on conditions then prevailing and without regard to any competitive internal program of Licensee. Diligent Efforts requires that the Party

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(a) promptly assign responsibility for such obligations to specific employees who are held accountable for progress and monitoring such progress on an ongoing basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate adequate resources designed to advance progress with respect to such obligations.

1.11                    “Field” shall mean the use of the Licensed Compounds or Licensed Product for any and all therapeutic and prophylactic uses in humans.

1.12                    “First Commercial Sale” shall mean, with respect to a country in the Territory, the first sale of commercial quantities of a Licensed Product in such country to a Third Party on arm’s length terms by Licensee, its Affiliate or sublicensee for use in the Field after the receipt of Marketing Authorization in such country.  Sales for test marketing, sampling and promotional uses, Clinical Trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.13                    “Good Clinical Practices” shall mean the then current Good Clinical Practices as such term is defined from time to time by the United States Food and Drug Administration (“FDA”), or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Product takes place in such jurisdiction.

1.14                    “Good Laboratory Practices” shall mean the current good laboratory practice regulations of the FDA as described in the United States Code of Federal Regulations (“CFR”) or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Product takes place in such jurisdiction.

1.15                    “Good Manufacturing Practices” shall mean the then current Good Manufacturing Practices as such term is defined from time to time by the FDA or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Product takes place in such jurisdiction.

1.16                    “IND” shall mean an investigational new drug application with respect to the Licensed Product filed with the FDA for beginning Clinical Trials in humans, or any comparable application filed with the Regulatory Authorities of a country other than the United States prior to beginning Clinical Trials in humans in that country, as well as all supplements or amendments filed with respect to such filings.

1.17                    “Know-How” shall mean any and all proprietary information and materials (whether patentable or not) related to the Licensed Compounds, Licensed Product, any formulation, product improvement and/or indication, or the Development, Manufacture, Commercialization or

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use of any of the foregoing, that are not in the public domain, including, without limitation, to the extent related to the foregoing, (a) ideas, discoveries, inventions, improvements, technology or trade secrets (including those related to combination treatments with the Licensed Compounds or Licensed Products), (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, Manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials and (g) all applications, registrations, licenses, authorizations, approvals and correspondence relating to the Licensed Compounds and/or Licensed Product submitted to Regulatory Authorities, including without limitation Product Registration Data.

1.18                    “Licensee Know-How” shall mean any and all Know-How (a) developed or controlled by Licensee and/or any of its Affiliates or sublicensees on or after the Effective Date or (b) developed or controlled by Licensee and/or any of its Affiliates or sublicensees prior to the Effective Date but incorporated into, or primarily used in the Manufacture or Commercialization of, the Licensed Compound or Licensed Product.

1.19                    “Licensee Patent Rights” shall mean any and all patents and patent applications that after the Effective Date are owned or controlled by Licensee (and/or any of its Affiliates) that (a) have claims covering:  (i) the Licensed Compounds or the Manufacture and/or use thereof, or (ii) Licensed Product or the Manufacture and/or use thereof; (b) are substitutions, divisions, continuations, continuations-in-part, continued prosecution applications, reissues, renewals, registrations, certificates of invention, confirmations, re-examinations, extensions, supplementary protection certificates or the like, or the provisional applications of any such patents and patent applications; or (c) are foreign equivalents of any of the above.

1.20                    “Licensed Compounds” shall mean those certain Merck compounds currently known as:  (a) MK-4827 with the following chemical name: [**] and (b) MK-2512 with the following chemical name: [**], and with respect to both (a) and (b), shall include any pharmaceutically acceptable salt, polymorph, crystal form, prodrug or solvate thereof that but for the license granted in Section 2.01, would infringe the Compound Patent Rights.

1.21                    “Licensed Product” shall mean any pharmaceutical composition, dosage form or preparation, including, without limitation, a Combination Product, that contains as an active ingredient a Licensed Compound.

1.22                    “Major European Country” shall mean any of France, Germany, Italy, Spain or the United Kingdom.

1.23                  “Manufacture” shall mean all activities related to the manufacturing and having made of a pharmaceutical product, or any ingredient thereof, including but not limited to test method development and stability testing, characterization, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality

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assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.24                    “Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country (including without limitation all applicable Price Approvals even if not legally required to sell Licensed Product in a country).

1.25                    “Merck Know-How” shall mean Merck’s and its Affiliates’ Know-How as of the Effective Date concerning the Licensed Compounds as set forth in Schedule 1.25.

1.26                    “NDA” shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the United States Food & Drug Act, or similar application or submission for Marketing Authorization of a product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.27                    “Net Sales” shall mean the gross invoice price of Licensed Product sold by Licensee or its Related Parties to the first Third Party after deducting, if not previously deducted and in accordance with United States generally accepted accounting principles (“US GAAP”), from the amount invoiced:

(a)     trade and quantity discounts other than early payment cash discounts;

(b)     returns, rebates, chargebacks and other allowances;

(c)     retroactive price reductions that are actually allowed or granted;

(d)     sales commissions paid to Third Party distributors and/or selling agents;

(e)     deductions to gross invoice price of Product imposed by Regulatory Authorities or other governmental entities;

(f)      a fixed amount equal to [**] of the amount invoiced to cover bad debt, early payment cash discounts, transportation and insurance and custom duties; and

(g)     the standard inventory cost of devices or delivery systems used for dispensing or administering Product.

With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of Licensed Product(s) containing the same strength of Licensed Compound sold without other active ingredients.  In the event that Licensed Product is sold only as a Combination Product, Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of Licensed Compound in the Licensed Product and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product.  Inventory cost shall be determined in accordance with Licensee’s regular accounting methods, consistently applied.  The deductions set forth in Sections 1.27 (a) through (f) will be applied in calculating Net Sales

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for a Combination Product.  In the event that Licensed Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of the Licensed Product relative to the other active ingredients in the Combination Product, the Parties shall negotiate, in good faith, other means of calculating Net Sales with respect to Combination Products.

1.28                    “Non-Core Territory” shall mean all those countries in the Territory that are not the United States, Japan, China or a Major European Country.

1.29                  “PARP Inhibitors” shall mean compounds having a primary mechanism of action that inhibits poly (ADP-ribose) polymerase.

1.30                    “Party” or “Parties” shall have the meaning given to such term in the preamble to this Agreement.

1.31                    “Phase I Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients at single and multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of such Licensed Product, and which is consistent with 21 U.S. CFR § 312.21(a).  For the avoidance of doubt, a Phase I Clinical Trial may include studies of the Licensed Compounds with chemotherapy agents to determine combination doses thereof.

1.32                    “Phase II Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, the principal purposes of which are to make a preliminary determination that the Licensed Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about such Licensed Product’s efficacy to permit the design of Phase III Trials, and which is consistent with 21 U.S. CFR § 312.21(b).

1.33                    “Phase III Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use, (b) to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support of Regulatory Approval of a Marketing Authorization application of such Licensed Product, and (d) consistent with 21 U.S. CFR § 312.21(c). “Phase III Trial” shall not include a Phase IIIb Trial.

1.34                    “Phase IIIb Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which provides for product support (i.e., a clinical trial which is not required for receipt of initial Marketing Authorization but which may be useful in providing additional drug profile data or in seeking a label expansion) commenced before receipt of Marketing Authorization for the indication for which such trial is being conducted.

1.35                    “Price Approval” shall mean the approval or determination by a Regulatory Authority for the pricing or pricing reimbursement for a pharmaceutical product.

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1.36                    “Proprietary Information” shall mean, as applicable, Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, that is provided by one Party to the other Party in connection with this Agreement.

1.37                    “Regulatory Authority” shall mean any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting licenses or approvals, including Marketing Authorizations, necessary for the marketing and sale of the Licensed Product in any country.

1.38                    “Related Party” shall mean each of Licensee, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.39                      “Territory” shall mean the entire world.

1.40                    “Third Party” shall mean an entity other than Merck and its Affiliates and Licensee and its Related Parties.

1.41                    “U.S.” or “United States” shall mean the United States of America, including its territories and possessions.

1.42                    “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Compound Patent Rights, that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer.

1.43                    Additional Definitions.  Each of the following definitions is set forth in the Section of this Agreement indicated below.

Definition	Section
AAA	13.02(a)
AEs	4.02(a)
Agents	9.01(b)
Agreement	Preamble
CFR	1.14
Change of Control	14.01(c)
Development Plan	3.02(a)
Development Report	3.03
Effective Date	Preamble
Excluded Claim	13.02
FDA	1.13

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Force Majeure	14.08
Inventory	4.01(a)
Liability	11.01
LIBOR	7.05(e)
Licensee	Preamble
Licensee Indemnified Party	11.02
Merck	Preamble
Merck Indemnified Party	11.01
Negotiation Period	3.05
Party and Parties	Preamble
Sublicense Agreement	2.04
Term	12.01

ARTICLE II - LICENSE

2.01                    License Grant.  Subject to the terms and conditions of this Agreement, Merck hereby grants to Licensee a royalty bearing license in the Territory in the Field, with the right to grant sublicenses as provided herein, under the Compound Patent Rights, which Compound Patent Rights license shall be exclusive (even as to Merck) and the Merck Know-How, which Merck Know-How license shall be non-exclusive, to Develop, Manufacture, have Manufactured, use, import, export and Commercialize the Licensed Compounds and the Licensed Products in the Field in the Territory during the Term.  The license granted in this Section 2.01 may be sublicensed by Licensee upon prior written notice to Merck; provided that, licenses granted solely in connection with Development (but not Commercialization), such as licenses to contract manufacturers, contract research organizations or clinical study sites, shall not require any notice to Merck.

2.02                    No Non-Permitted Use.  Licensee hereby covenants that it shall not, nor shall it cause,  permit or enable any Affiliate or sublicensee to knowingly use or practice, directly or indirectly, any Merck Know-How or Compound Patent Rights for any purposes other than those expressly permitted by this Agreement.

2.03                    No Other Licenses.  Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.04                    Sublicense Agreements.  Licensee shall, in each agreement under which it grants a sublicense under the license set forth in Section 2.01 (each, a “Sublicense Agreement”), require the Sublicense Agreement to be assignable by Licensee to Merck, and require the sublicensee to transfer to Merck, if so required under Section 12.05, (a) all regulatory filings and Marketing Authorizations held, possessed or controlled by such sublicensee and (b) all patent rights and Know-How controlled by such sublicensee relating to a Licensed Product or its use, Manufacture, sale, or importation (such  patent rights and Know-How shall be transferred either by assignment or by a freely sublicensable, royalty-free license, which license shall be exclusive for, and limited solely to use with, Licensed Products in the Field).  Any sublicense agreement shall be consistent with the terms and conditions of this Agreement, and shall include provisions

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for the benefit of Merck corresponding to Articles III and IV and Sections 9.04, 9.05, 12.04 and 12.05.  Licensee shall (i) use reasonable efforts to procure the performance by any sublicensee of the terms of each such sublicense Agreement, and (ii) ensure that any sublicensee will comply with the applicable terms and conditions of this Agreement.  The grant of any such sublicense will not relieve Licensee of its obligations under this Agreement, except to the extent such obligations are satisfactorily performed by such Affiliate or sublicensee.  Licensee shall be liable for the performance or non-performance of its Affiliates and sublicensees hereunder.

2.05                    Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction.  Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

2.06                    [**]

ARTICLE III– DEVELOPMENT AND COMMERCIALIZATION

3.01                    Overview.  As of the Effective Date, but without limitation of Merck’s obligations under Article IV and Article VI, Licensee shall be solely responsible for the Development and Commercialization, including all costs thereof, of the Licensed Product in the Field in the Territory.  Licensee shall perform all of its Development activities in accordance with the IND for the Licensed Product and with all applicable laws, rules and regulations.

3.02                    Development and Commercialization Plans.

(a)          Initial Development Plan.  Not later than [**] days following the Effective Date, Licensee shall provide Merck with the initial Development plan for the Licensed Product in the Field in the Territory (the “Development Plan”).

(b)       Annual Development Plan.  Not later than [**] days after December 31 of each Calendar Year, Licensee shall submit to Merck an updated Development Plan for the pending Calendar Year.  Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan in sufficient detail to reflect the continued diligence of Licensee and shall reflect effort and resources consistent with other priority projects of Licensee.  Merck shall have the right to comment on such annual plan.  In the event Merck reasonably disagrees with the plan, Licensee shall consider in good faith Merck’s comments for revising the plan.  At Merck’s written request, the President of Merck’s research division, or his designee, and the President of Licensee’s research division or

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equivalent position, or her designee, shall meet to discuss such comments.  Any revision of the annual plan shall be submitted to Merck promptly after its completion.

(c)            Performance.  Licensee shall perform, and shall ensure that its Affiliates, sublicensees, and Third Party contractors perform, the activities described in the Development Plan in compliance with, to the extent applicable, Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices and in compliance with all other applicable laws, rules, and regulations.

3.03                    Development Reports.  Licensee shall provide Merck with reasonably detailed reports describing its progress with respect to its Development efforts under this Agreement (hereinafter “Development Reports”).  Such Development Reports shall be furnished annually, contemporaneously with the provision of the updated Development Plan in accordance with Section 3.02(b) so long as development of a Licensed Product continues.  Each Development Report shall include the following information for the Licensed Product: a description of the Development work to be conducted during the year in reasonable detail, including clinical studies, formulation work, manufacturing work, other testing work and regulatory activity; timelines for such work; and key decision gates and milestones for such work.

3.04                    Commercialization.  Licensee shall give Merck prior written notice of at least [**] days of its intent to file an NDA in a specific country or region for the Licensed Product and at that time shall further provide Merck with the anticipated date of First Commercial Sale for the Licensed Product in the country of filing.  Licensee shall promptly provide Merck with notice of the granting of any Marketing Authorization of Licensed Product.

3.05                    [**]

ARTICLE IV– REGULATORY; MATERIALS AND INFORMATION TRANSFER

4.01                    Materials and Regulatory Filings Transfer.

(a)           In partial consideration for the upfront payment to be made by Licensee pursuant to Section 7.01, as soon as is reasonably practicable following the Effective Date (but in no event later than ninety (90) days after the Effective Date), Merck shall transfer to Licensee, in a mutually agreed manner, the then existing quantities of Licensed Compounds and/or Licensed Product in Merck’s inventory (the “Inventory”) as set forth on Schedule 1.25.  Licensee acknowledges and agrees that the Inventory (i) will include certain quantities of Licensed Compounds and Licensed Product that have been Manufactured in accordance with Good Manufacturing Practices and certain quantities that have not, (ii) will be received by Licensee “as-is” and without any particular warranties and any implied warranties are hereby disclaimed by Merck, and (iii) shall only be used in preclinical and clinical work (as applicable depending whether such Inventory was Manufactured in accordance with Good Manufacturing Practices), in the Field and shall not be used for Commercialization purposes.  Merck shall submit an invoice to Licensee after shipment of the Inventory that shall include all reasonable transfer costs, including shipping costs, and Licensee shall pay Merck the invoice amount

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within forty-five (45) days of receipt of the invoice.  In addition, within thirty (30) days of the Effective Date, Merck shall deliver to each vendor identified on Schedule 4.01-A, a letter indicating that the Licensed Compound has been transferred to Licensee and authorizing the vendors to interact directly with Licensee with respect to the Licensed Compound.

(b)           As soon as is reasonably practicable after the Effective Date (but in no event later than thirty (30) days after the Effective Date or such other date as may be mutually agreed by the Parties), (i) Merck shall execute and deliver a letter to the FDA authorizing the transfer to Licensee of ownership of the existing INDs and other drug approval applications covering the Licensed Product, and (ii) Licensee shall execute and deliver a letter to the FDA accepting the transfer to Licensee of ownership of the existing INDs and other drug approval applications covering the Licensed Product.  All further submissions to any Regulatory Authorities relating to such drug approval applications and/or INDs shall be filed in the name of and owned by Licensee or its Affiliates.  Licensee or its Affiliates shall hold all Marketing Authorizations for Licensed Product throughout the Territory.

(c)            As soon as is reasonably practicable after the Effective Date (but in no event later than sixty (60) days after the Effective Date or such other date as mutually agreed by the Parties), Merck shall transfer to Licensee one (1) electronic copy of (i) the material documents and records that have been generated by or on behalf of Merck with respect to any existing INDs and other drug approval applications covering the Licensed Product in the Territory, as well as any material correspondence between Merck and Regulatory Authorities related to Licensed Product,  and (ii) the Merck Know-How.

(d)           Licensee shall oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the FDA and other Regulatory Authorities in the Territory with respect to Licensed Product.

(e)           Licensee shall be solely responsible for interfacing, corresponding and meeting with the FDA and other regulatory authorities throughout the Territory with respect to Licensed Product.  Licensee shall provide Merck with copies of any material correspondence with FDA or other regulatory authorities in the United States, the Major European Countries and Japan relating to approval of Licensed Product, and respond to all reasonable inquiries by Merck with respect thereto.  Licensee shall also provide Merck in a timely manner with meeting minutes from any material meetings with regulatory authorities in the United States, the Major European Countries and Japan concerning the approval of Licensed Product.

(f)              Licensee shall provide to Merck a table report on an annual basis that contains the status of Marketing Authorizations for the Licensed Product in the Territory.

(g)           In the event that any Regulatory Authority (a) threatens or initiates any action to remove a Licensed Product from the market in any country in the Field in the Territory or (b) requires Licensee, its Affiliates, or its sublicensees to distribute a “Dear Doctor” letter or

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its equivalent regarding use of Licensed Product in the Field, Licensee shall notify Merck of such event within one (1) business day after Licensee becomes aware of the action, threat, or requirement (as applicable).  Licensee shall use commercially reasonable efforts to advise Merck prior to initiating a recall or withdrawal of Licensed Product in the U.S., Japan, or a Major European Country; provided, however, that the final decision as to whether to recall or withdraw a Licensed Product in the Territory shall be made by Licensee in its sole discretion.  Licensee shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action.

(h)           Merck’s obligations to provide assistance and support under this Section 4.01 shall not extend beyond six (6) months after the Effective Date.  Notwithstanding the foregoing, in the event required by applicable laws or in order to obtain Marketing Authorization, Licensee requires any original copies of any filings submitted to a Regulatory Authority related to the Licensed Compounds or other Merck Know-How that has not been delivered to Licensee (“Remaining Deliverables”), then to the extent such items are in existence and in the possession of Merck or its Affiliates, Merck shall use reasonable efforts to provide such original documentation promptly upon request of Licensee.  Further, Merck shall use reasonable efforts to advise Licensee of Merck’s intention to destroy any Remaining Deliverables and, prior to destroying any Remaining Deliverables, provide Licensee with the opportunity to obtain the Remaining Deliverables to be destroyed by Merck, at Licensee’s sole cost and expense (which cost and expense shall be reasonable).

4.02                    Pharmacovigilance.

(a)           Following the transfer of any INDs related to Licensed Product from Merck to Licensee, Licensee shall be solely responsible for the collection, review, assessment, tracking and filing of information related to adverse events (“AEs”) associated with Licensed Product, in accordance with 21 CFR 312.32, 314.80 and comparable regulations, guidance, directives and the like governing AEs associated with Licensed Product that are applicable outside of the United States.

(b)           As soon as is reasonably practicable following the transfer of the IND to Licensee (but in no event later than thirty (30) days after the transfer of the IND to Licensee), Merck will provide Licensee with an electronic copy of the CIOMS I forms of all legacy data of serious adverse events or experiences, as maintained by Merck on its global safety data base, copies of all study reports of completed studies (including copies of the protocols), and copies of all interim study analysis of all ongoing studies for Licensed Product (including copies of protocols) to the extent not previously provided to Licensee, all of which shall be readable by Licensee without the need for any proprietary information of Merck.

(c)            Within a reasonable period of time following receipt of all such information described in this Section 4.02, and in no event not later than forty-five (45) days after the receipt of such information, Licensee shall assume responsibility for maintaining a global safety database for Licensed Product consistent with industry practices.

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ARTICLE V- DILIGENCE

5.01                    Generally.  Licensee shall use Diligent Efforts to Develop and Commercialize Licensed Products in the Field (a) in the United States, Major European Countries, China and Japan, and (b) in such other Non-Core Territories in the Territory for which Licensee determines, in its sole discretion, that Commercialization of the Licensed Products is commercially reasonable.

5.02                    Specific Obligations.  Without limiting the generality of Section 5.01, Licensee shall (a) within twelve (12) months after the Effective Date, submit to Merck for review and consideration an update to the Development Plan proposing activities for the Development of the Licensed Product, (b) use Diligent Efforts to Develop, obtain Marketing Authorization for and Commercialize at least one Licensed Product hereunder, and (c) undertake the commercial launch of any Licensed Product in a country promptly after, and in any case not later than six (6) months after, the date that the final Marketing Authorization is granted with respect to such country, unless such country is a Non-Core Territory with respect to which Licensee determines, in its sole discretion, that Commercialization of the Licensed Products is not commercially reasonable.

5.03                    Failure.  Any failure by Licensee to comply with the obligations set forth in this Article V shall be deemed to be a material breach for which Merck may exercise its termination rights under Article XII and any other available remedies at law or in equity.

ARTICLE VI – MANUFACTURING TECHNOLOGY TRANSFER

6.01                    Manufacturing Responsibility.  Licensee will be responsible for the Manufacturing of the Licensed Compounds and Licensed Product for use by Licensee, its Affiliates, and its sublicensees in the Field in the Territory.  Licensee shall have sole discretion over the Third Party manufacturer chosen by Licensee to conduct such Manufacture, and Licensee’s manufacture and supply agreement with such Third Party manufacturer shall not be subject to the provisions of Section 2.04.

ARTICLE VII - PAYMENTS; ROYALTIES AND REPORTS

7.01                    Consideration for License.  Subject to the terms and conditions of this Agreement and in consideration for the license granted to Licensee hereunder, Licensee shall pay to Merck a non-refundable, non-creditable, upfront payment of Seven Million U.S. Dollars ($7,000,000), which shall be due within thirty (30) days after the Effective Date.

7.02                    Milestone Payments.  Subject to the terms and conditions of this Agreement and in further consideration for the license granted herein, Licensee shall make each of the following one-time, non-refundable, non-creditable milestone payments to Merck based on attainment of the corresponding Development, regulatory and commercial milestones indicated below:

Milestone Payments

CONFIDENTIAL TREATMENT

Development Milestones
Development Milestone	Milestone Payment Amount
[On a Licensed Product-by-Licensed Product basis]	1st Indication for a given Licensed Product	Each Subsequent Indication for a given Licensed Product(s)
1. Initiation* of the first Phase I Clinical Trial for a Licensed Product	[**]	[**]
2. Initiation* of the first Phase II Clinical Trial for a Licensed Product	[**]	[**]
3. Initiation* of the first Phase III Clinical Trial for a Licensed Product	[**]	[**]
4. Filing and acceptance of the first NDA for a Licensed Product in the United States	[**]	[**]
4. Filing of the first application for marketing authorization of a Licensed Product in the EU	[**]	[**]
5. Filing of the first application for Marketing Authorization of a Licensed Product in Japan.	[**]	[**]
6. Granting of Marketing Authorization for a Licensed Product in the U.S.	[**]	[**]
7. Granting of Marketing Authorization ** for a Licensed Product in the EU	[**]	[**]
8. Granting of Marketing Authorization for a Licensed Product in Japan	[**]	[**]

* Initiation means first dosing of the first properly enrolled patient in the relevant Clinical Trial.

** This milestone requires granting of Marketing Authorization for a Licensed Product for the relevant indication in any three (3) of the Major European Countries.

Sales Milestones
Sales Milestone	Milestone Payment Amount
Total Net Sales of Licensed Products in the Territory in a Calendar Year are equal to or greater than [**]	[**]
Total Net Sales of Licensed Products in the Territory in a Calendar Year are equal to or greater than [**]	[**]
Total Net Sales of Licensed Products in the Territory in a Calendar Year are equal to or greater than [**]	[**]

CONFIDENTIAL TREATMENT

Licensee shall notify Merck in writing within ten (10) business days after the achievement of each such milestone event giving rise to a payment obligation under this Section and Licensee shall pay Merck the indicated amount no later than thirty (30) days after such achievement.

7.03                    Royalties.

(a)           Royalty Rates.  Subject to the terms and conditions of this Agreement, Licensee shall pay to Merck royalties on Net Sales of Licensed Product on a Licensed Product-by-Licensed Product basis in an amount equal to:

Net Sales of a Licensed Product in the Territory During a Calendar Year	Royalty Rate
Net Sales up to $[**]	[**]
Incremental net sales above $[**] and up to $[**]	[**]
Incremental Net Sales above $[**]	[**]

(b)           Term of Royalty Obligation.  Royalties on a given Licensed Product shall commence upon the First Commercial Sale of such Licensed Product in a particular country in the Territory and will continue until the later of (i) the expiration of the last to expire Valid Claim of a Compound Patent Right covering or claiming such Licensed Product (or the Licensed Compounds contained in, or comprising, such Licensed Product) or (ii) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in such country.

(c)            Royalty Adjustments.  Notwithstanding Section 7.03(a), in the event that the sale of a Licensed Product in a country during the applicable royalty term pursuant to Section 7.03(b) with respect to such Licensed Product and such country, would not infringe a Valid Claim of a Compound Patent Right, then the royalty rate set forth in Section 7.03(a) shall be reduced by fifty percent (50%) with respect to Net Sales of such Licensed Product in such country.  If a Licensed Product is covered by Valid Claims of more than one Compound Patent Right, the royalty under this Section 7.03 shall be payable only once.

(d)           Third Party Licenses.  [**]

7.04                    Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions.

(a)           Royalties Paid Quarterly.  Within forty-five (45) calendar days following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Licensee shall furnish to Merck a written report for the Calendar Quarter showing the Net Sales of Licensed Product, on a Licensed Product-by-Licensed Product and country-by-country basis, sold by Licensee, its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter.  Such written report shall include the gross sales of each Licensed Product on a

CONFIDENTIAL TREATMENT

country-by-country basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable Calendar Quarter and the calculation of the amount of royalty payment due on such Net Sales.  Simultaneously with the submission of the written report, Licensee shall pay to Merck, for the account of Licensee or the applicable Affiliate or sublicensee, as the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement.

(b)           Method of Payment.  All payments to be made by Licensee to Merck under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Merck from time to time upon at least thirty (30) days prior written notice.  Royalty payments shall be made in United States dollars.  The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by Licensee for reporting such sales for United States financial statement purposes.  If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the Parties shall consult with a view to finding a prompt and acceptable solution, and Licensee will make such payments in any manner as Merck may lawfully direct; provided, that Licensee shall not be obligated to incur any additional out-of-pocket expenses in connection with such payments nor to make any payment in violation of applicable law.  Notwithstanding the foregoing, if royalties in any country cannot be remitted to Merck for any reason within six (6) months after the end of the Calendar Quarter during which they are earned, then Licensee shall be obligated to deposit the royalties in a bank account in such country in the name of Merck.

(c)            Withholdings.  If applicable laws, rules or regulations require Licensee to withhold income or other similar taxes (“Taxes”), from the payments made by Licensee to Merck under this Agreement (“Agreement Payments”), then Licensee shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments.  Licensee shall submit to Merck appropriate proof of payment of the withheld Taxes as well as the official receipts and other information reasonably requested by Merck in order for Merck to obtain a refund for any such Taxes within a reasonable period of time.  In addition, Licensee shall provide Merck reasonable information in its possession and shall otherwise provide reasonable assistance to Merck in order to allow Merck to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.

7.05                    Maintenance of Records; Audits.

(a)           Record Keeping by Licensee.  Licensee and its Affiliates shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.  Upon thirty (30) days prior written notice from Merck, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Merck and reasonably acceptable to Licensee, at Merck’s expense, to have access during normal business hours to examine the pertinent books and records of Licensee, its Affiliates and/or sublicensees as may be reasonably necessary to verify the

CONFIDENTIAL TREATMENT

accuracy of the royalty reports hereunder.  The examination shall be limited to the pertinent books and records for twelve (12) month period ending not more than thirty-six (36) months prior to the date of such request.  An examination under this Section 7.05(a) shall not occur more than once in any Calendar Year; provided, that the foregoing limitation shall not prohibit Merck from conducting additional audits in the event that Merck should “have cause” to reasonably believe that this Agreement has been breached or that the initial audit was flawed on the basis of materials provided to the auditors.  Licensee may designate competitively sensitive information that such auditor may not disclose to Merck; provided, however, that such designation shall not encompass the auditor’s conclusions.  The accounting firm shall disclose to Merck only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Merck.

(b)           Underpayments/Overpayments.  If such accounting firm correctly concludes that additional royalties were owed during such period, Licensee shall pay such additional royalties within thirty (30) days after the date Merck delivers to Licensee such accounting firm’s written report so correctly concluding.  If such underpayment [**] and [**] of the sums correctly due Merck, then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Licensee.  Any overpayments by Licensee will be credited against future royalty obligations.

(c)            Record Keeping by Sublicensee.  Licensee shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Licensee, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Merck’s independent accountant to the same extent required of Licensee under this Agreement.

(d)           Confidentiality.  Merck shall treat all financial information subject to review under this Section 7.05, or under any sublicense agreement, in accordance with the confidentiality provisions of Article IX of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

(e)           Late Payments.  Any amount owed by Licensee to Merck under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of the one (1) month London Inter-Bank Offering Rate (“LIBOR”) plus [**] as set by the British Bankers Association as of the due date.

ARTICLE VIII - PATENTS

8.01                    Prosecution and Maintenance of Patents.  Subject to the last sentence of this Section 8.01, and except as set forth in Section 8.06, Merck agrees to prosecute and maintain [**] the Compound Patent Rights.  Merck shall keep Licensee promptly advised of such patent prosecution and maintenance.  Licensee shall have the sole right to determine which patents (including without limitation Compound Patent Rights) shall be listed in the FDA’s “Approved Drug Products with Therapeutic Equivalence Evaluations” (also known as the “Orange Book”)

CONFIDENTIAL TREATMENT

and submitted for patent term extension consideration in the United States, or any analogous or similar listing in the Territory, with respect to any Licensed Product.  In the event that Merck [**] takes material additional steps in connection with prosecution and maintenance of the Compound Patent Rights, such as appealing an examination decision or commencing an adversarial patent office proceeding or other material additional steps similar in nature to the preceding examples, [**].

8.02                    Option of Licensee to Prosecute and Maintain Patents.  Merck shall give notice to Licensee of any desire to cease prosecution and/or maintenance of the Compound Patent Rights and, in such case, shall permit Licensee to continue the prosecution or maintenance [**].

8.03                    Enforcement.  In the event that either Licensee or Merck becomes aware of any alleged or threatened commercially material infringement by a Third Party in a country in the Territory of any issued patent within the Compound Patent Rights (including without limitation any Paragraph IV certification under the Hatch-Waxman Act), it will notify the other Party in writing to that effect.  Licensee shall have the right, but not the obligation, to obtain a discontinuance of such infringement or bring suit against the Third Party infringer through counsel of its own choosing.  Licensee shall bear all the expenses of any suit brought by it.  Merck will reasonably cooperate with Licensee in any such suit or action and shall have the right to consult with Licensee and be represented by its own counsel at its own expense, but Licensee shall have sole authority regarding the prosecution, settlement, and appeal of such action.  Any recovery or damages derived from a suit shall be used first to reimburse Licensee for its documented out-of-pocket legal expenses relating to the suit, with any remaining amounts to be treated as Net Sales in the applicable country to which the suit or action relates, which Licensee shall retain net of any royalty owed to Merck pursuant to Section 7.03.  Licensee shall incur no liability to Merck as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Compound Patent Rights invalid or unenforceable.

8.04                    Infringement and Third Party Licenses.

(a)           Course of Action.  In the event that Licensee’s, its Affiliates’ or its sublicensees’ making, having made, importing, exporting, using, Manufacturing, having Manufactured Licensed Compounds or distributing, marketing, promoting, offering for sale or selling Licensed Product infringes, will infringe or is alleged by a Third Party to infringe, a claim of a patent that specifically covers the Licensed Compounds or their Manufacture, the Party becoming aware of same shall promptly notify the other.  The Parties shall thereafter attempt to agree upon a course of action that may include:  (i) modification of the Licensed Product or its use and Manufacture so as to be non-infringing; or (ii) obtaining a license or assignment from said Third Party.

(b)           Licensee Right to Negotiate.  In the event the Parties cannot agree on modifying the Licensed Product pursuant to Section 8.04(a), Licensee shall in the first instance have the right to negotiate with said Third Party for a suitable license or assignment.

CONFIDENTIAL TREATMENT

8.05                    Third Party Infringement Suit.  In the event that a Third Party sues Licensee alleging that Licensee’s, its Affiliates’ or its sublicensees’ making, having made, importing, exporting, using, Manufacturing, having Manufactured Licensed Compounds or distributing, marketing, promoting, offering for sale or selling Licensed Product infringes or will infringe a claim of a patent that specifically covers the Licensed Compounds or its manufacture, then Licensee shall, at its sole cost and expense, have the first right to elect to defend such suit during the period in which such suit is pending.

8.06                    [**]

ARTICLE IX- CONFIDENTIALITY AND PUBLICATION

9.01                    Confidentiality.

(a)           Nondisclosure Obligation.  Each of Merck and Licensee shall use any Proprietary Information received by it from the other Party only in accordance with this Agreement and shall not disclose to any Third Party any such Proprietary Information without the prior written consent of the other Party.  The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years.  These obligations shall not apply to Proprietary Information that:

(i)                    is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s written records;

(ii)                is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

(iii)            is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure, as documented by the receiving Party’s written records; and

(iv)            is independently developed by the receiving Party or its Affiliates and without the aid, use or application of any of the disclosing Party’s Proprietary Information, and such independent development can be documented by the receiving Party’s written records.

(b)           Disclosure to Agents.  Notwithstanding the provisions of Section 9.01(a) and subject to the other terms of this Agreement, each of Licensee and Merck shall have the right to disclose Proprietary Information to their respective sublicensees, agents, consultants, Affiliates or other Third Parties (collectively “Agents”) in accordance with this Section 9.01(b).  Such disclosure shall be limited only to those Agents directly involved in the Development, Manufacturing, marketing or promotion of Licensed Compounds or Licensed Product (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement.   Any such Agents must agree in writing to be bound by confidentiality and non-use obligations essentially the same as, and no less restrictive than, those contained in this Agreement.

CONFIDENTIAL TREATMENT

(c)         Notwithstanding the foregoing, the following disclosures of Merck’s Confidential Information are permitted under the conditions stated:

(i)            Licensee may disclose Confidential Information to any institutional review board of any entity conducting Clinical Trials with Licensed Product or to any Regulatory Authority in order to obtain patents or to gain approval to conduct Clinical Trials or to market Licensed Product; provided, that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; and

(ii)        Licensee may disclose such Confidential Information as is required to be disclosed by law, regulation, rule, act or order of any Regulatory Authority ; provided, that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

9.02                    Return of Confidential Information.  Upon termination of this Agreement, the receiving Party will return all documents, and copies thereof, including those in the possession of the receiving Party’s Agents pursuant to Section 9.01(b), containing the disclosing Party’s Proprietary Information at any time upon the written request of the disclosing Party.  However, the receiving Party may retain one (1) copy of such documents in a secure location solely for the purposes of (a) determining its obligations hereunder, (b) complying with any applicable regulatory requirements, or (c) defending against any product liability claim.

9.03                    Breach of Confidentiality.  The Parties agree that the disclosure of the Disclosing Party’s Proprietary Information in violation of this Agreement may cause the Disclosing Party irreparable harm and that any breach or threatened breach of this Agreement by the Receiving Party entitles disclosing Party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction.  For clarity, such disputes shall not be subject to Article XII.

9.04                    No Publicity.  A Party may not use the name of the other Party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions herein, except (a) on the advice of its counsel as required by law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the Party who will be disclosing such information has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure; or (b) as consented to in advance by the other Party in writing.  The Parties shall agree on a form of initial press release that may be used by either Party on an ongoing basis to describe this Agreement.  Licensee shall provide Merck with reasonable advance written notice of any press release or other public disclosure of the results of any of its work on Licensed Product under this Agreement.

9.05                    Terms of Agreement.  Neither Party nor its Affiliates shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party,

CONFIDENTIAL TREATMENT

except as follows: A Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Proprietary Information, which may be disclosed only as described elsewhere in this Article IX), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, provided that such advisors are subject to confidentiality with regard to such information under an agreement or ethical obligation; (b) to a Third Party in connection with (i) a financing (or proposed financing) or an equity investment (or proposed investment) in such Party or its Affiliates, including to its shareholders and prospective shareholders, (ii) a merger, consolidation or similar transaction by such Party or its Affiliates, (iii) the sale of all or substantially all of the assets of such Party or its Affiliates, or (iv) in connection with a sale of the royalties or other rights of payments contained herein, provided that such Third Party executes a non-use and non-disclosure agreement that provides for substantially the same protection of such information as such disclosing Party owes under this Agreement with respect to Proprietary Information of the other Party; (c) to the United States Securities and Exchange Commission or any other securities exchange or governmental entity, including as required to make an initial or subsequent public offering, or (d) as otherwise required by law or regulation, provided that in the case of (c) and (d) the disclosing Party shall (x) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at such other Party’s expense, and (z) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order.

ARTICLE X- REPRESENTATIONS AND WARRANTIES

10.01          Representations, Warranties and Covenants of Each Party.  Each of Merck and Licensee hereby represents, warrants and covenants to the other Party hereto as follows:

(a)         it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b)         the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)          it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)         the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions herein does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

CONFIDENTIAL TREATMENT

(e)           except for the governmental and Marketing Authorizations required to market the Licensed Product in the Territory, the execution, delivery and performance of this Agreement by such Party do not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or Regulatory Authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

(f)            this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(g)         it shall comply with all applicable laws and regulations relating to its activities under this Agreement.

10.02         Additional Licensee Representations, Warranties and Covenants.  Licensee hereby represents, warrants and covenants to Merck as follows:

(a)         during the Term it will not use in any capacity, in connection with any services to be performed under this Agreement, any individual who has been debarred pursuant to the United States Food, Drug and Cosmetic Act;

(b)           it has the capacity and resources to Develop Licensed Product and to Manufacture Licensed Compounds in accordance with the Development Plan.

10.03         Additional Merck Representations, Warranties and Covenants.  Merck hereby represents, warrants and covenants to Licensee as follows:

(a)           Merck has the full right, power and authority to (i) grant all of the right, title and interest in the licenses granted to Licensee under this Agreement and (ii) provide copies of the tangible embodiments of Merck Know-How and Product Registration Data in accordance with Article IV.

(b)           Merck is the sole and exclusive legal, beneficial and record owner of the existing Compound Patent Rights, Merck Know-How and Product Registration Data, free and clear of any liens, charges, encumbrances and rights of any Third Party (including any rights to royalties, commissions or similar obligations with respect thereto), contingent or otherwise;

(c)            [**]

10.04            No Inconsistent Agreements.  Neither Party has in effect, and after the Effective Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

10.05            Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement.  In interpreting and applying the terms and

CONFIDENTIAL TREATMENT

provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

10.06            Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE X, THE LICENSED COMPOUND, LICENSED PRODUCT, COMPOUND PATENT RIGHTS AND MERCK KNOW-HOW ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.07            No Warranty.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.  IN PARTICULAR, BUT WITHOUT LIMITATION, MERCK MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER THE LICENSED COMPOUND OR A LICENSED PRODUCT IS FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE XI - INDEMNIFICATION AND LIMITATION ON LIABILITY

11.01            Indemnification by Licensee.  Licensee shall indemnify, defend and hold harmless Merck and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Merck Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys’ fees), subject to the limitations in Section 11.05 (collectively, a “Liability”) that a Third Party may assert against a Merck Indemnified Party resulting from or arising out of (a) the development, Manufacture, promotion, distribution, use, marketing, sale or other disposition of the Licensed Product by Licensee, its Affiliates or sublicensees, (b) any breach by Licensee of any of its representations, warranties and covenants contained in Sections 10.01 and 10.02 herein, and (c) the negligence and/or willful misconduct of Licensee, its Affiliates or sublicensees.  Notwithstanding the foregoing, Licensee shall have no obligation under this Agreement to indemnify, defend or hold harmless any Merck Indemnified Party with respect to any Liabilities that result from the negligence or willful misconduct of Merck, Merck Indemnified Party or any of their respective employees, officers, directors or agents or that result from Merck’s breach of its obligations under this Agreement.

11.02            Indemnification by Merck.  Merck shall indemnify, defend and hold harmless Licensee and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and against any Liability that a third party may assert against a Licensee Indemnified Party resulting from or arising in connection with (a) any breach by Merck of any of its representations, warranties and covenants contained in Sections 10.01 and 10.03 herein and (b) the negligence and/or willful misconduct of Merck.  Notwithstanding the foregoing, Merck shall have no obligation under this Agreement to indemnify, defend or hold harmless any Licensee Indemnified Party with respect to any

CONFIDENTIAL TREATMENT

Liabilities that result from the negligence or willful misconduct of Licensee, Licensee Indemnified Party or any of their respective employees, officers, directors or agents or that result from Licensee’s breach of its obligations under this Agreement.

11.03            Conditions to Indemnification.  The obligations of the indemnifying Party under Sections 11.01 and 11.02 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability.  The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing;  however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter that could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may retain control of the defense or settlement thereof by providing written notice of such effect to the indemnifying Party, but in no event shall such action or notice be construed as a waiver of any indemnification rights that the indemnified Party may have at law or in equity.  If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.  The foregoing notwithstanding, the Parties acknowledge and agree that failure of the indemnified Party to promptly notify the indemnifying Party of a potential Liability shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under Section 11.01 or 11.02, as appropriate, except to the extent that the indemnifying Party’s rights, and/or its ability to defend against such Liability, are materially prejudiced by such failure to notify.

11.04            Settlements.  Neither Party may settle a claim or action related to a Liability without the consent of the other Party, and such consent shall not be unreasonably withheld, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party’s rights under this Agreement.  Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

11.05            Limitation of Liability.  With respect to any claim by one Party against the other Party or its Related Parties arising out of the performance or failure of performance of the other Party under this Agreement, except for a claim based on a breach of Section 9.01, the Parties expressly agree that the liability of such Party and its Related Parties to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for indirect, incidental, punitive, exemplary or consequential damages.

11.06            Insurance.  At such time as Licensee or any of its Affiliates or sublicensee begins to sell or distribute Licensed Product, Licensee shall, at its own expense, procure and maintain product liability insurance in the amount of [**]. All such policies shall name Merck as an additional insured, and insurers will waive all rights of subrogation against Merck.  Upon Merck’s request, Licensee will promptly provide for itself and its sublicensees copies of certificates of insurance evidencing such coverages.  Licensee shall notify Merck not less than thirty (30) days in advance of any material change or cancellation of any policy.  Licensee shall continue to maintain such insurance in effect after the expiration or termination of this Agreement during any period in which Licensee or its sublicensee continues to make, have made, use, sell, offer to sell or import Product.  If any insurance is on a claims made basis, Licensee will maintain such

CONFIDENTIAL TREATMENT

insurance for a period of not less than five (5) years after it has ceased all commercial sale, distribution or use of any Product.

ARTICLE XII- TERM AND TERMINATION

12.01            Term and Expiration.  This Agreement shall be effective as of the Effective Date and, unless terminated earlier by mutual written agreement of the Parties or pursuant to Sections 12.02 or 12.03 below, shall continue in effect on a country-by-country and Licensed Product-by-Licensed Product basis until the later of (a) the expiration of the last to expire Valid Claim of a Compound Patent Right covering or claiming such Licensed Product (or the Licensed Compounds contained in, or comprising, such Licensed Product), or (b) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in such country (the “Term”).  Upon expiration of this Agreement in its entirety, Licensee’s license pursuant to Section 2.01 shall become a fully paid-up, irrevocable, perpetual license, sublicensable without restriction.

12.02            Termination by Licensee.

(a)           Licensee’s Right to Terminate.   Notwithstanding anything contained herein to the contrary, beginning upon completion of the first Phase II Clinical Trial of a Licensed Product (meaning after data lock and initial analysis of the results), Licensee may terminate this Agreement in its entirety without cause by giving one hundred eighty (180) days advance written notice to Merck.  In the event of such termination, the rights and obligations hereunder shall terminate; provided, however, that any payment obligations due and owing as of the termination date shall continue.

(b)         Effect of Termination.  Notwithstanding anything contained herein to the contrary, following any termination of this Agreement in its entirety under Section 12.02(a), all rights and licenses granted to Licensee hereunder shall revert back to Merck pursuant to Section 12.05.

12.03            Termination for Cause.

(a)         Termination for Cause.  This Agreement may be terminated, in its entirety or on a country-by-country basis upon written notice by either Party at any time during the Term:

(i)             upon or after the breach of any material provision of this Agreement if the breaching Party has not cured such breach within sixty (60) days following receipt of written notice from the non-breaching Party requesting cure of the breach or, if such breach is not susceptible of cure within such sixty (60) day period, the breaching Party has not taken appropriate steps to commence such cure during such sixty (60)-day period and continued to diligently pursue such cure in a manner reasonably designed to effect such cure within a reasonable period of time thereafter (not to exceed one hundred eighty (180) days). Any right to terminate under this Section 12.03(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article

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XIII with respect to the alleged breach, which stay and tolling shall last so long as the allegedly breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings; or

(ii)         upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

(b)         Effect of Termination for Cause on License.

(i)             Termination by Licensee for Cause.  In the event this Agreement is properly terminated by Licensee under Section 12.03(a), Licensee’s license pursuant to Section 2.01 shall become perpetual and sublicenseable; provided that Licensee continues to make the payments to be made to Merck by Licensee pursuant to Article VII.

(ii)         Termination by Merck for Cause.  In the event this Agreement is terminated by Merck under Section 5.03, 12.03 and/or 14.01(b), the rights and license granted to Licensee under Section 2.01 of this Agreement shall terminate and all rights to the Licensed Compounds and Licensed Product shall revert to Merck pursuant to Section 12.05.

12.04            Effect of Termination Generally.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 7.5, 12.02. 12.03, 12.04 and 12.05, and Articles IX, XI, XIII and XIV shall survive the expiration or termination of this Agreement.  Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product sold prior to such termination.

12.05            Licensed Product Reversion.  Upon termination of this Agreement in its entirety by Merck for any reason or by Licensee pursuant to Section 12.02, at Merck’s option and upon Merck’s written request, the following provisions shall apply:

(a)         Effective upon such termination, without further action by either Party, Merck shall have a worldwide, fully paid-up, royalty-free, sublicensable, exclusive and perpetual license from Licensee under any Licensee Know-How or Licensee Patent Rights existing at the time of termination and that is necessary or useful for the use, Development, Manufacture, or Commercialization of the Licensed Product that is then being Developed or Commercialized by Licensee.  Merck’s license under this Section 12.05(a) shall be limited solely to the right to Develop, make, have made, use, import, export, Commercialize, offer to sell and sell such Licensed Product in the Field and Territory.

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Further, if any Licensee Patent Rights are licensed from a Third Party then Licensee shall not be required to grant the foregoing license if such license would require the payment of money by Licensee, unless Merck agrees to assume any such payment obligations.

(b)         Licensee shall reasonably cooperate with Merck at Merck’s expense in order to enable Merck to assume responsibility for the Development, Manufacture and/or Commercialization of all Licensed Products then being Developed, Manufactured or Commercialized by Licensee.  Such cooperation and assistance shall be provided in a timely manner, no to exceed six (6) months, and shall include without limitation:

(i)             Licensee shall transfer to Merck (or its nominee), at Merck’s expense, all INDs, Marketing Authorizations, drug approval applications for Marketing Authorizations, and all supporting documentation for such filings and applications, made or obtained by Licensee or its Affiliates or any of its sublicensees to the extent relating to Licensed Product then being Commercialized or in Development.

(ii)         Licensee shall assign to Merck all of its rights in any trademarks and shall transfer to Merck all of its rights in any domain names containing trademarks, in each case at Merck’s expense and only to the extent that such trademarks have actually been or are planned to be utilized by Licensee in connection with the Commercialization of Licensed Product in the Field.  Subject to any rights of Third Parties therein, any assignment or transfer to Merck pursuant to this Section 12.05(b)(ii) shall be royalty-free.

(iii)     Licensee shall transfer to Merck (or its nominee), at Merck’s expense, to the extent not previously provided, a copy of all Licensee Know-How in its possession or under its control relating to any Licensed Product then being Commercialized or in clinical Development by Licensee and reasonably necessary for its continued Development, Manufacture and/or Commercialization, including without limitation all information contained in Licensee’s regulatory and/or safety databases, all in the format then currently maintained by Licensee.

(iv)     Upon the request of Merck, Licensee shall use reasonable efforts to assign to Merck any Sublicense Agreements previously entered into by Licensee to the extent related to Licensed Product.

(v)         Upon the request of Merck, Licensee, its Affiliates and its sublicensees shall complete any Clinical Trials related to Licensed Product in the Field that (x) are being conducted under Licensee’s IND for Licensed Product and are ongoing as of the date this Agreement is terminated, and (y) for which it is not practicable to transfer responsibility for conducting such studies to Merck; provided, however, that Merck agrees to reimburse Licensee for all Development costs incurred by Licensee after termination in completing such studies.

(vi)     Upon the request of Merck, Licensee shall transfer to Merck, at a price to be agreed in good faith, that shall not be more than one hundred and ten percent (110%) of

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Licensee’s fully allocated Manufacturing cost for the Licensed Product, all quantities of Licensed Product in the possession of Licensee or its Affiliates (including, without limitation, clinical trial supplies and Licensed Product intended for commercial sale).

(vii) At Merck’s request, Licensee’s sublicensee shall transfer to Merck the items described in clauses (a) and (b) of Section 2.04.

(viii)At Merck’s request, Licensee shall promptly provide to Merck copies of all clinical trial, contract manufacturing, or service agreements entered into by Licensee or its Affiliates with respect to the Licensed Product.  At Merck’s request, Licensee shall promptly assign (or cause to be assigned), such agreements to Merck, to the extent such assignment is permitted under such agreement or, in the case that such agreements involve products other than the Licensed Product, to the extent that the portion of the agreement involving solely the Licensed Product can be assigned.  In the event that such an assignment is not permitted under a particular clinical trial, contract manufacturing, or service agreement, then Licensee shall reasonably cooperate (at Merck’s request) to assist Merck in obtaining the benefits of such agreement.

The Parties shall use Diligent Efforts to complete the transition of the Development, Manufacture and Commercialization of the Licensed Product from Licensee to Merck pursuant to this Section 12.05 in a prompt manner.

ARTICLE XIII– DISPUTE RESOLUTION

13.01            Informal Discussions.  Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or the relationship between the Parties with respect to the Licensed Compounds or Licensed Product, the Parties shall first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations.  If such representatives are unable to resolve promptly such disputed matter within the said thirty (30) days, either Party may refer the matter by written notice to the other to the appropriate therapy area Vice President of Merck Research Laboratories, or his designee, and the Chief Executive Officer of Licensee, or his designee, for discussion and resolution.  If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article XIII.

13.02            Arbitration.  All disputes arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or relating in any way to the relationship between the Parties with respect to the Licensed Compounds or Licensed Product, shall be finally and exclusively settled by arbitration by a panel of three (3) arbitrators, provided such dispute is not an “Excluded Claim.”  As used in this Section, the phrase “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

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(a)           The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with such proceedings to be held in New York, New York, United States.  The arbitrators will apply the substantive law specified in Section 14.02.  In all cases, the arbitration proceedings shall be conducted in the English language, and all documents that are submitted in the proceeding shall be in the English language.  Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

(b)           If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party, informing the other Party of such intention and any statement of claim required under the applicable arbitration rules (as determined in accordance with Section 13.02(a)).  Within twenty (20) business days after its receipt of such notice, the other Party shall, by written notice to the Party initiating arbitration, add any additional issues to be resolved that would be considered mandatory counterclaims under New York law.  For clarity, the resolution of any disputes regarding such counterclaims shall be conducted in the same proceedings as the initial claims.

(c)            Within forty-five (45) days following the receipt of the notice of arbitration, the Party referring the matter to arbitration shall appoint an arbitrator and promptly notify the other Party of such appointment.  The other Party shall, upon receiving such notice, appoint a second arbitrator within twenty one (21) days, and the two (2) arbitrators shall, within fifteen (15) days of the appointment of the second arbitrator, agree on the appointment of a third arbitrator who will act with them and be the chairperson of the arbitration panel.  In the event that either Party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, the arbitrator shall be appointed by the AAA.  In the event of the failure of the two (2) arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding to appoint the chairperson, the chairperson shall also be appointed by the AAA.

(i)             All of the arbitrators shall have significant legal or business experience in pharmaceutical licensing matters.  The arbitrators shall not be employees, directors or shareholders of either Party or any of their Affiliates.

(ii)         Each Party shall have the right to be represented by counsel throughout the arbitration proceedings.

(iii)     To the extent possible, the arbitration hearings and award will be maintained in confidence.

(iv)       In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein, with each member having one (1) vote.  The arbitrators shall render a written decision with their resolution of the dispute that shall set forth in reasonable detail the facts of the dispute and the reasons for their decision.  The decision of the arbitrators shall be final and non-appealable and binding on the Parties.

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13.03   Injunctive Relief.  By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration’s order to that effect.

13.04   Expenses of Arbitration and Expert Determination.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).  Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

ARTICLE XIV- MISCELLANEOUS

14.01   Assignment/Change of Control.

(a)           Assignment.  Neither this Agreement nor any or all of the rights and obligations of a Party hereunder may be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any Third Party without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, prohibited sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 14.01 shall be a material breach of this Agreement by the attempting Party, and shall be void and without force or effect; provided, however, that either Party may, without such consent of such Party, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction.  This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns.  Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

(b)           Change of Control at Licensee.  In the event that any Change of Control (as defined below) causes Licensee’s rights and obligations hereunder to pass to any Third Party, such Third Party shall, within sixty (60) days after the effective date of such Change of Control, notify Merck (the “Third Party Notice”) of its intentions with regard to the Development and Commercialization of the Licensed Product under this Agreement.  If the Third Party succeeding to Licensee’s rights and obligations under this Agreement decides it will not continue the Development and/or Commercialization of the Licensed

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Product, then Merck shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensee, without any opportunity to cure; provided that, Merck exercises its right to terminate within one hundred eighty (180) days of receiving the Third Party Notice.  If the Third Party succeeding to Licensee’s rights and obligations under this Agreement decides to continue the  Development and Commercialization of the Licensed Product, then all of the rights and obligations of Licensee under this Agreement shall inure to such Third Party; provided, that for the immediate twelve (12) month period following such Change of Control, such Third Party shall follow substantially the same Development Plan and budget as was in effect prior to such Change of Control; and provided, further, that within such twelve (12) month period the Third Party successor shall submit to Merck a new Development  Plan  for the next succeeding twelve (12) month period, which shall not, without the prior written approval of Merck,  and such approval shall not be unreasonably withheld, materially differ from the Development Plan in effect prior to such Change of Control.

(c)            Definition of Change of Control.  As used in this Section 14.01 the term “Change of Control” shall mean (i) any merger, reorganization, consolidation or combination in which a Party to this Agreement is not the surviving corporation, or (ii) any “person” (within the meaning of Sections 13(d) and 14 d)(2) of the Securities Exchange Act of 1934), excluding Licensee and its Affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the Party representing 50% or more of either (a) the then-outstanding shares of common stock of the Party or its parent corporation, or (b) the combined voting power of the Party’s then-outstanding voting securities; or (iii) if individuals who as of the Effective Date constitute the Board of Directors of the Party or its parent corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Party’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or (iv) approval by the shareholders of a Party of a complete liquidation or the complete dissolution of such Party.

14.02   Governing Law.  This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflict of law principles.  Subject to the terms of this Agreement, all disputes under this Agreement shall be governed by binding arbitration pursuant to the mechanism set forth in Article XIII herein.

14.03   Waiver.  Any delay or failure in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

CONFIDENTIAL TREATMENT

14.04   Independent Relationship.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

14.05   Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to Merck or Licensee from time to time by the government of the United States of America.  Furthermore, Licensee agrees that it will not export, directly or indirectly, any technical information acquired from Merck under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

14.06   Entire Agreement; Amendment.  This Agreement, including the Exhibits and Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with regard to the subject matter of this Agreement in the Territory.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.07   Notices.  Any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the Parties at the addresses and facsimile numbers indicated below.

if to Licensee, to:	TESARO, Inc. 1000 Winter Street, Suite 3300 Waltham, MA 02451 Attention: Chief Financial Officer Facsimile No.: (339)469.8966

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And with a copy to (which copy shall not constitute notice)::	Attention: Asher M. Rubin Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, MD 21202 Facsimile No.: (410)659-2701

if to Merck, to:	Merck Sharp & Dohme Corp. One Merck Drive P.O. Box 100 Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: (908)735-1246

and	Merck Sharp & Dohme Corp. One Merck Drive Attention: Chief Licensing Officer P.O. Box 100, WS2A-30 Whitehouse Station, NJ 08889-0100 Facsimile: (908)735-1214

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent.  Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section 14.07.

14.08   Force Majeure.  Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party (“Force Majeure”) Causes of non-performance constituting Force Majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right.  The Party affected shall promptly notify the other Party of the condition constituting Force Majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any Third Party.  If a condition constituting Force Majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.  If the Parties cannot in good faith reach a satisfactory resolution to the problem within sixty (60) days of meeting, the matter shall be handled pursuant to the dispute resolution provisions of Article XIII herein.

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14.09   Severability.  If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in accordance with its terms except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

14.10   Counterparts.  This Agreement shall become binding when any one or more counterparts of it, individually or taken together, shall bear the signatures of each of the Parties hereto.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.  A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

14.11   Captions.  The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

14.12   Further Actions.  Subject to any express limitations set forth herein with respect to a Party’s on-going assistance obligations, each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

[Signature page follows]

CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, this Agreement has been made effective by the duly authorized representatives of the Parties as of the Effective Date.

MERCK SHARP & DOHME CORP.			TESARO, INC.

By:	/s/	Barbara Yanni	By:	/s/	Leon O. Moulder Jr.
		Barbara Yanni			Leon O. Moulder Jr.
		VP and Chief Licensing Officer			Chief Executive Officer

Date:	22 May 2012		Date:	22 May 2012

			By:	/s/	Mary Lynne Hedley
Mary Lynne Hedley, Ph.D.
President and Chief Scientific Officer

			Date:	22 May 2012

Signature Page to License Agreement

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Schedule 1.08

Patent schedule for MK-4827 and MK-2512

(1) IRT-ONC-0121Y: Amide substituted indazole and benzotriazole derivatives as poly(ADP-ribose)polymerase(PARP) inhibitors

Country	Application Number	Filing Date	Status	Patent Number	Grant Date
Australia	2007232297	02 April 2007	Pending
Canada	2647545	02 April 2007	Pending
China P.R.	200780012001.6	02 April 2007	Pending
European Patent Convention	07733600.6	02 April 2007	Pending
India	8150/DELNP/08	02 April 2007	Pending
Japan	2009-503667	02 April 2007	Granted	4611441	22 October 2010
United States	13/091427*	21 April 2011	Pending

* Continuation application.  Current projected expiry date: 2 April 2027 not including term disclaimer or patent term extension, if any.

(2) IRT-ONC-0121Y2:  Amide substituted indazoles as poly(ADP-ribose)polymerase(PARP) inhibitors

Country	Application Number	Filing Date	Status	Patent Number	Grant Date
Albania	AL/P/2011/3701	08 January 2008	Granted	2109608	23 March 2011
Algeria	090395	08 January 2008	Pending
Argentina	P080100061	08 January 2008	Pending
Armenia	200970674	08 January 2008	Granted	016079	30 January 2012
Australia	2008204380	08 January 2008	Pending
Austria	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Azerbaijan	200970674	08 January 2008	Granted	016079	30 January 2012
Barbados	2001/1480	08 January 2008	Pending
Belarus	200970674	08 January 2008	Granted	016079	30 January 2012
Belgium	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Belize	587.09	08 January 2008	Granted	587.09	05 March 2010

CONFIDENTIAL TREATMENT

Country	Application Number	Filing Date	Status	Patent Number	Grant Date
Bermuda	418EP	08 January 2008	Pending
Bosnia-Herzegovina	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Brazil	PI0806245-5	08 January 2008	Pending
Bulgaria	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Canada	2674436	08 January 2008	Pending
Chile	46-08	08 January 2008	Pending
China P.R.	200880001926.5	08 January 2008	Pending
Colombia	09068415	08 January 2008	Pending
Costa Rica	PCT/GB2008/050018	08 January 2008	Pending
Croatia	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Cyprus	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Czech Republic	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Denmark	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Dominican Republic	P2009-0170	08 January 2008	Pending
Ecuador	SP-09-9484	08 January 2008	Pending
Egypt	PCT1065/2009	08 January 2008	Pending
El Salvador	2009003321	08 January 2008	Granted	20090008141	14 February 2011
Estonia	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Eurasian Patent Convention	200970674	08 January 2008	Granted	016079	30 January 2012
European Patent Convention	11157369.7	08 January 2008	Pending
Finland	08702101.0	08 January 2008	Granted	2109608	23 March 2011
France	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Georgia	AP2008011413	08 January 2008	Granted	P5337	25 November 2011
Germany	08702101.0	08 January 2008	Granted	602008005711.9-08	23 March 2011
Great Britain	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Greece	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Guatemala	A-2009-00190	08 January 2008	Pending

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Country	Application Number	Filing Date	Status	Patent Number	Grant Date
Gulf Cooperation Council	2008/9897	05 January 2008	Pending
Honduras	2009-001260	08 January 2008	Pending
Hong Kong	09110676.1	08 January 2008	Granted	1131137	09 December 2011
Hong Kong	11108534.3	08 January 2008	Pending
Hungary	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Iceland	08702101.0	08 January 2008	Granted	2109608	23 March 2011
India	4674/DELNP/2009	08 January 2008	Pending
Indonesia	W00200901818	08 January 2008	Granted	0500443	10 February 2012
Ireland	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Israel	199264	08 January 2008	Pending
Italy	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Japan	2009-545240	08 January 2008	Granted	4611444	22 October 2010
Kazakhstan	200970674	08 January 2008	Granted	016079	30 January 2012
Korea South	10-2009-7014520	08 January 2008	Pending
Kyrgyzstan	200970674	08 January 2008	Granted	016079	30 January 2012
Latvia	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Lebanon	236	08 January 2008	Granted	8156	22 September 2008
Lithuania	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Luxembourg	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Macao	Not yet available	08 January 2008	Pending
Macedonia	P-2011/142	08 January 2008	Granted	2109608	23 March 2011
Malaysia	PI 20092876	08 January 2008	Pending
Malta	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Mexico	MX/a/2009/007200	08 January 2008	Granted	277664	29 July 2010
Moldova	200970674	08 January 2008	Granted	016079	30 January 2012
Mongolia	4314	08 January 2008	Granted	3334	25 October 2009
Morocco	PV32111	08 January 2008	Granted	31554	02 August 2010

CONFIDENTIAL TREATMENT

Country	Application Number	Filing Date	Status	Patent Number	Grant Date
Netherlands	08702101.0	08 January 2008	Granted	2109608	23 March 2011
New Zealand	578256	08 January 2008	Pending
Nicaragua	2009-0135	08 January 2008	Pending
Norway	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Pakistan	20/2008	08 January 2008	Pending
Peru	97	08 January 2008	Granted	not yet known	29 February 2012
Philippines	1-2009-501286	08 January 2008	Pending
Poland	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Portugal	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Romania	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Russian Federation	200970674	08 January 2008	Granted	016079	30 January 2012
Serbia	P-236/2011	08 January 2008	Granted	51780	23 March 2011
Singapore	200904280-5	08 January 2008	Pending
Slovak Republic	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Slovenia	08702101.0	08 January 2008	Granted	2109608	23 March 2011
South Africa	2009/03898	08 January 2008	Granted	2009/03898	28 April 2010
Spain	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Sweden	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Switzerland	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Taiwan	097100730	08 January 2008	Pending
Tajikistan	200970674	08 January 2008	Granted	016079	30 January 2012
Thailand	0801000088	08 January 2008	Pending
Trinidad	TT/A/2009/00132	08 January 2008	Pending
Tunisia	TN2009/0286	08 January 2008	Pending
Turkey	08702101.0	08 January 2008	Granted	2109608	23 March 2011
Turkmenistan	200970674	08 January 2008	Granted	016079	30 January 2012
Ukraine	2009 08335	08 January 2008	Pending
United States	12/006993**	08 January 2008	Granted	8071623	06 December 2011

CONFIDENTIAL TREATMENT

Country	Application Number	Filing Date	Status	Patent Number	Grant Date
Venezuela	2008-000029	08 January 2008	Pending
Vietnam	1-2009-01655	08 January 2008	Pending

** Current projected patent expiry: 22 March 2030 not including terminal disclaimer.  Terminal disclaimer was filed against US Appl. No. 13/091427, which is a continuation of US Appl. No. 12/225857 and currently pending.  The ‘857 application was filed 2 April 2007 and abandoned.

(3) TER-ONC-1729: Pharmaceutically acceptable salts of 2-{4-[(3S)-piperidin-3-yl]phenyl}-2H-indazole-7-carboxamide

Country	Application Number	Filing Date	Status	Patent Number	Grant Date
Australia	2009203598	08 January 2009	Pending
Brazil	PI0906020-0	08 January 2009	Pending
Canada	2711491	08 January 2009	Pending
China P.R.	200980101861.6	08 January 2009	Pending
European Patent Convention	09700579.7	08 January 2009	Pending
India	4920/DELNP/2010	08 January 2009	Pending
Israel	206201	08 January 2009	Pending
Japan	2010-541101	08 January 2009	Pending
Korea South	10-2010-7015011	08 January 2009	Pending
Mexico	MX/a/2010/006593	08 January 2009	Pending
New Zealand	586675	08 January 2009	Pending
Russian Federation	2010133241	08 January 2009	Pending
South Africa	2010/03902	08 January 2009	Granted	2010/03902	23 February 2011
United States	12/811922	08 January 2009	Pending

(4) IRT-ONC-0129: Pyridinone and pyridazinone derivatives as inhibitors of poly(ADP-ribose)polymerase (PARP)

Country	Application Number	Filing Date	Status	Patent Number	Grant Date
Australia	2007266836	25 May 2007	Pending
Brazil	PI0711741-8	25 May 2007	Pending
Canada	2653529	25 May 2007	Pending
China P.R.	200780020136.7	25 May 2007	Pending

CONFIDENTIAL TREATMENT

Country	Application Number	Filing Date	Status	Patent Number	Grant Date
European Patent Convention	07733716.0	25 May 2007	Pending
India	9794/DELNP/2008	25 May 2007	Pending
Israel	195113	25 May 2007	Pending
Japan	2009-512681	25 May 2007	Pending
Korea South	10-2008-7029132	25 May 2007	Pending
Mexico	MX/a/2008/015014	25 May 2007	Pending
New Zealand	572815	25 May 2007	Pending
Norway	2008 5397	25 May 2007	Pending
Russian Federation	2008152824	25 May 2007	Pending
South Africa	2008/09238	25 May 2007	Granted	2008/09238	30 December 2009
United States	12/227513	25 May 2007	Pending

(5) IRT-ONC-0152: Pyridazinone derivatives as PARP inhibitors

Country	Application Number	Filing Date	Status
Australia	2008322676	14 November 2008	Pending
Brazil	PI0820236-2	14 November 2008	Pending
Canada	2704714	14 November 2008	Pending
China P.R.	200880115590.5	14 November 2008	Pending
European Patent Convention	08850429.5	14 November 2008	Pending
India	2638/CHENP/2010	14 November 2008	Pending
Israel	205142	14 November 2008	Pending
Japan	2010-533666	14 November 2008	Pending
Korea South	10-2010-7013113	14 November 2008	Pending
Mexico	MX/a/2010/005070	14 November 2008	Pending
New Zealand	585395	14 November 2008	Pending
Russian Federation	2010123874	14 November 2008	Pending
South Africa	2010/02466	14 November 2008	Pending
United States	12/739262	14 November 2008	Pending

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CONFIDENTIAL TREATMENT

Schedule 1.25

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CONFIDENTIAL TREATMENT

Schedule 4.01-A

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CONFIDENTIAL TREATMENT